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                            AUTOMATIC AND FACULTATIVE
                   YEARLY RENEWABLE TERM REINSURANCE AGREEMENT


                            EFFECTIVE April 30, 2000


                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                   (hereinafter referred to as "PRUCO OF NJ")


                              213 Washington Street
                          Newark, New Jersey 07102-2992


                                       And


                         ANNUITY & LIFE REASSURANCE, LTD
                (hereinafter referred to as "ANNUITY & LIFE RE")


                                Cumberland House
                                1 Victoria Street
                                 Hamilton, HM 11
                                     Bermuda

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                                Table of Contents


1. PARTIES TO THE AGREEMENT.................................................. 3

2. EFFECTIVE DATE OF THE AGREEMENT........................................... 3

3. SCOPE OF THE AGREEMENT.................................................... 3

4. DURATION OF THE AGREEMENT................................................. 3

5. BASIS OF REINSURANCE...................................................... 4

6. AUTOMATIC REINSURANCE TERMS............................................... 4
      a. CONVENTIONAL UNDERWRITING........................................... 4
      b. RESIDENCE........................................................... 4
      c. OCCUPATION.......................................................... 4
      d. AUTOMATIC PORTION REINSURED......................................... 4
      e. RETENTION........................................................... 4
      f. AUTOMATIC ACCEPTANCE LIMIT.......................................... 4
      g. JUMBO LIMIT......................................................... 4
      h. MINIMUM CESSION..................................................... 4
      i. FACULTATIVE QUOTES.................................................. 4

7.  AUTOMATIC REINSURANCE NOTICE PROCEDURE................................... 5

8.  FACULTATIVE OBLIGATORY REINSURANCE....................................... 5

9.  FACULTATIVE REINSURANCE.................................................. 5

10. COMMENCEMENT OF REINSURANCE COVERAGE..................................... 5
      a. AUTOMATIC REINSURANCE............................................... 5
      b. FACULTATIVE OBLIGATORY REINSURANCE.................................. 6
      c. FACULTATIVE REINSURANCE............................................. 6
      d. PRE-ISSUE COVERAGE.................................................. 6

11. REINSURANCE PREMIUM RATES................................................ 6
      a. LIFE REINSURANCE.................................................... 6
      b. RATES NOT GUARANTEED................................................ 6

12. PAYMENT OF REINSURANCE PREMIUMS.......................................... 6
      a. PREMIUM DUE......................................................... 6
      b. FAILURE TO PAY PREMIUMS............................................. 7
      c. PREMIUM ADJUSTMENT.................................................. 7

13. PREMIUM TAX REIMBURSEMENT................................................ 7

14. DAC TAX AGREEMENT........................................................ 7

15. REPORTS.................................................................. 8


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16. RESERVES FOR REINSURANCE................................................. 8

17. CLAIMS................................................................... 8
      a. NOTICE.............................................................. 8
      b. AMOUNT AND PAYMENT OF BENEFITS...................................... 9
      c. CLAIM SETTLEMENTS................................................... 9
      d. CLAIM EXPENSES...................................................... 9
      e. EXTRACONTRACTUAL DAMAGES............................................ 9

18. MISREPRESENTATION, SUICIDE, AND MISSTATEMENT............................. 9

19. POLICY CHANGES........................................................... 10
      a. NOTICE.............................................................. 10
      b. INCREASES........................................................... 10
      c. REDUCTION OR TERMINATION............................................ 10
      d. PLAN CHANGES........................................................ 10
      e. DEATH BENEFIT OPTION CHANGES........................................ 10
      f. REDUCED PAID-UP INSURANCE........................................... 10

20. RECAPTURE................................................................ 11

21. REINSTATEMENTS........................................................... 11
      a. AUTOMATIC REINSTATEMENT............................................. 11
      b. FACULTATIVE REINSTATEMENT........................................... 11
      c. PREMIUM ADJUSTMENT.................................................. 11

22. ERRORS AND OMISSIONS..................................................... 12

23. INSOLVENCY............................................................... 12

24. ARBITRATION.............................................................. 13
      a. GENERAL............................................................. 13
      b. NOTICE.............................................................. 13
      c. PROCEDURE........................................................... 13
      d. COSTS............................................................... 13

25. GOOD FAITH; FINANCIAL SOLVENCY........................................... 13

26. MEDICAL INFORMATION BUREAU............................................... 14

27. GOVERNING LAW............................................................ 14

28. ASSIGNMENT............................................................... 14

29. PROVISION FOR BERMUDA DOMICILED ANNUITY & LIFE RE........................ 14

30. LETTER OF CREDIT PROVISIONS.............................................. 15


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                 AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM
                              REINSURANCE AGREEMENT

1.    PARTIES TO THE AGREEMENT

      This Agreement is solely between ANNUITY & LIFE RE and PRUCO OF NJ, a life insurance company domiciled in the State of New Jersey. There is no third party beneficiary to this Agreement. Reinsurance under this Agreement will not create any right or legal relationship between ANNUITY & LIFE RE and any other person, for example, any insured, policyowner, agent, beneficiary, or assignee. PRUCO OF NJ agrees that it will not make ANNUITY & LIFE RE a party to any litigation between any such third party and PRUCO OF NJ. PRUCO OF NJ will not use or disclose ANNUITY & LIFE RE's name with regard to PRUCO OF NJ's agreements or transactions with these third parties unless ANNUITY & LIFE RE gives prior written approval for the use or disclosure of its name or unless PRUCO OF NJ is compelled by law to do so.

      The terms of this Agreement are binding upon the parties, their representatives, successors, and assigns. The parties to this Agreement are bound by ongoing and continuing obligations and liabilities until the later of (1) when this Agreement terminates and (2) when the underlying policies are no longer in force. This Agreement shall not be bifurcated, partially assigned, or partially assumed.

2.    EFFECTIVE DATE OF THE AGREEMENT

      This Agreement will be effective as of 12:01 A.M., April 30, 2000, and will cover policies effective on and after that date.

3.    SCOPE OF THE AGREEMENT

      The text of this Agreement and all Exhibits, Schedules and Amendments are considered to be the entire agreement between the parties. There are no other understandings or agreements between the parties regarding the policies reinsured other than as expressed in this Agreement. The parties may make changes or additions to this Agreement, but they will not be considered to be in effect unless they are made by means of a written amendment that has been signed and dated by both parties.

4.    DURATION OF THE AGREEMENT

      The duration of this Agreement will be unlimited. However, either party may terminate the Agreement for new business at any time by giving the other a 90-day prior written notice. ANNUITY & LIFE RE will continue to accept new reinsurance during the 90-day period.

      In addition, this Agreement may be terminated immediately for the acceptance of new reinsurance by either party if one of the parties materially breaches this Agreement or becomes insolvent.

      Existing reinsurance will not be affected by the termination of this Agreement with respect to new reinsurance. Existing reinsurance will remain in force until the termination or expiry of the


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      underlying policies on which the reinsurance is based as long as PRUCO OF
      NJ continues to pay reinsurance premiums as described in Section 12. However, existing reinsurance may be terminated in accordance with the recapture provision described in Section 20.

5.    BASIS OF REINSURANCE

      Reinsurance under this Agreement will be on the Yearly Renewable Term basis for the net amount at risk on the portion of each policy that is reinsured as described in Schedule A.

6.    AUTOMATIC REINSURANCE TERMS

      ANNUITY & LIFE RE agrees to automatically accept contractual risks on the life insurance plans shown in Schedule A, subject to the following requirements:

      a. CONVENTIONAL UNDERWRITING. Automatic reinsurance applies only to insurance applications underwritten by PRUCO OF NJ according to PRUCO OF NJ's conventional underwriting and issue practices. Upon request, PRUCO OF NJ shall provide ANNUITY & LIFE RE with a copy of its current underwriting and issue practices and guidelines.

            In the event of significant changes in underwriting practices in the industry, it may be appropriate for PRUCO OF NJ or ANNUITY & LIFE RE to request of the other party changes in the underwriting requirements. The party requesting the change must provide a 120-day advance written notice to the other party before the effective date of such change. Recognition of reinsurance premium rates related to these changes must be determined within the 120-day period. If the underwriting change or rate change is unacceptable to either party, this Agreement may be unilaterally terminated for acceptance of new business with a 90-day written termination notice to the other party.

      b. RESIDENCE. To be eligible for automatic reinsurance, each insured must either be a resident of the United States or Canada at the time of issue or be a resident of another country that meets PRUCO OF NJ's special underwriting requirements pertaining to foreign residence.

      c. OCCUPATION. To be eligible for automatic reinsurance, the insured must not be employed in an occupation as shown in the Occupation Exclusion List in Schedule A.

      d. AUTOMATIC PORTION REINSURED. For any policy reinsured under automatic reinsurance, the portion reinsured is shown in Schedule A.

      e. RETENTION. PRUCO OF NJ will retain, and not otherwise reinsure, an amount of insurance on each life equal to its retention shown in Schedule A.

      f. AUTOMATIC ACCEPTANCE LIMIT. For any policy to be reinsured under automatic reinsurance, the face amount shall not exceed the Automatic Acceptance Limit as shown in Schedule A.

      g. JUMBO LIMIT. For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies shall not exceed the Jumbo Limit as shown in Schedule A.

      h. MINIMUM CESSION. The minimum amount of reinsurance per cession that ANNUITY & LIFE RE will accept is shown in Schedule A.


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      i.    FACULTATIVE QUOTES. The risk shall not have been submitted on a facultative basis to ANNUITY & LIFE RE or any other reinsurer.

7.    AUTOMATIC REINSURANCE NOTICE PROCEDURE

      After the policy has been paid for and delivered, PRUCO OF NJ will submit all relevant individual policy information, as defined in Schedule C, in its next statement to ANNUITY & LIFE RE.

8.    FACULTATIVE OBLIGATORY REINSURANCE

      When a policy does not qualify for automatic reinsurance because (1) the Automatic Acceptance Limit is exceeded, (2) the Jumbo Limit is exceeded or
      (3) the applicant is employed in an occupation included in the Occupation Exclusion List in Schedule A, PRUCO OF NJ may make a request to reserve capacity through facultative obligatory reinsurance by contacting ANNUITY & LIFE RE by telephone. If PRUCO OF NJ reserves capacity and the policy is issued, PRUCO OF NJ must submit a form substantially similar to the "Notification of Reinsurance" form shown in Schedule F.

9.    FACULTATIVE REINSURANCE

      PRUCO OF NJ may apply for facultative reinsurance with ANNUITY & LIFE RE on a risk if the automatic reinsurance terms are not met or if the terms are met and it prefers to apply for facultative reinsurance. To obtain a facultative reinsurance quote, PRUCO OF NJ must submit the following:

      a. A form substantially similar to the "Application for Reinsurance" form shown in Schedule E.

      b. Copies of the original insurance application, medical examiner's reports, financial information, and all other papers and information obtained by PRUCO OF NJ regarding the insurability of the risk.

      After receipt of PRUCO OF NJ's application, ANNUITY & LIFE RE will promptly examine the material and notify PRUCO OF NJ either of the terms and conditions of ANNUITY & LIFE RE's offer for facultative reinsurance or that no offer will be made. ANNUITY & LIFE RE's offer expires 120 days after the offer is made unless the written offer specifically states otherwise. If PRUCO OF NJ accepts ANNUITY & LIFE RE's offer, then PRUCO OF NJ will make a dated notation of its acceptance in its underwriting file and mail as soon as possible a formal reinsurance cession to ANNUITY & LIFE RE using a form substantially similar to the Notification of Reinsurance form shown in Schedule F. If PRUCO OF NJ does not accept ANNUITY & LIFE RE's offer, then PRUCO OF NJ will notify ANNUITY & LIFE RE in writing as soon as possible.

10.   COMMENCEMENT OF REINSURANCE COVERAGE

      Commencement of ANNUITY & LIFE RE's reinsurance coverage on any policy or pre-issue risk under this Agreement is described below:

      a. AUTOMATIC REINSURANCE. ANNUITY & LIFE RE's reinsurance coverage for any policy that is ceded automatically under this Agreement will begin and end simultaneously with PRUCO OF NJ's contractual liability for the policy reinsured.

            In addition, ANNUITY & LIFE RE will be liable for benefits paid under PRUCO OF NJ's conditional receipt or temporary insurance agreement if all of the conditions for automatic


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            reinsurance coverage under Section 6 of this Agreement are met.
            ANNUITY & LIFE RE's liability under PRUCO OF NJ's conditional receipt or temporary insurance agreement is limited to the lesser of
            (1) ANNUITY & LIFE RE's reinsured portion of the face amount of the policy and (2) $200,000.

      b. FACULTATIVE OBLIGATORY REINSURANCE. ANNUITY & LIFE RE's reinsurance coverage for any policy that is ceded under the terms of facultative obligatory reinsurance in this Agreement will begin when (1) PRUCO OF NJ accepts ANNUITY & LIFE RE's offer by making a dated notation of its acceptance in its underwriting file and mailing the "Notification of Reinsurance" form to ANNUITY & LIFE RE and (2) the policy has been issued.

            In addition, ANNUITY & LIFE RE will be liable for benefits paid under PRUCO OF NJ's conditional receipt or temporary insurance agreement if the conditions for automatic reinsurance stated in
            Section 6a, b, e, h, and i of this Agreement are met. ANNUITY & LIFE RE's liability under PRUCO OF NJ's conditional receipt or temporary insurance agreement will be limited to the portion of $1,000,000 that is derived as the amount of capacity reserved by PRUCO OF NJ from ANNUITY & LIFE RE divided by the total amount of capacity reserved by PRUCO OF NJ from all reinsurers.

      c. FACULTATIVE REINSURANCE. ANNUITY & LIFE RE's reinsurance coverage for any policy that is ceded facultatively under this Agreement shall begin when (1) PRUCO OF NJ accepts ANNUITY & LIFE RE's offer by making a dated notation of its acceptance in its underwriting file and mailing the "Notification of Reinsurance" form to ANNUITY & LIFE RE and (2) the policy has been issued.

            In addition, ANNUITY & LIFE RE will be liable for benefits paid under PRUCO OF NJ's conditional receipt or temporary insurance agreement. ANNUITY & LIFE RE's liability under PRUCO OF NJ's conditional receipt or temporary insurance agreement will be limited to the portion of $1,000,000 that is derived as the amount of capacity reserved by PRUCO OF NJ from ANNUITY & LIFE RE divided by the total amount of capacity reserved by PRUCO OF NJ from all reinsurers.

      d. PRE-ISSUE COVERAGE. The pre-issue coverage for benefits paid under PRUCO OF NJ's conditional receipt or temporary insurance agreement will be effective once all initial medical exams and tests have been completed. The pre-issue liability applies only once on any given life at one time no matter how many conditional receipts or temporary insurance agreements are in effect. After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

11.   REINSURANCE PREMIUM RATES

      a. LIFE REINSURANCE. The reinsurance premiums per $1000 are shown in Schedule B. Reinsurance premiums for renewals are calculated using
            (1) the issue ages, (2) the duration since issuance and (3) the current underwriting classification.

      b. RATES NOT GUARANTEED. The reinsurance premium rates are not guaranteed. ANNUITY & LIFE RE reserves the right to change the rates at any time. If ANNUITY & LIFE RE changes the rates, it will give PRUCO OF NJ a 90-day prior written notice of the change. Any change applies only to reinsurance premiums due after the expiration of the notice period.

            ANNUITY & LIFE RE further agrees that PRUCO OF NJ's right of recapture under Section 20 of this Agreement will be triggered if Prudential deems a rate change unacceptable.


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12.   PAYMENT OF REINSURANCE PREMIUMS

      a. PREMIUM DUE. For each policy reinsured under this Agreement, reinsurance premiums are payable annually in advance. These premiums are due on the issue date and each subsequent policy anniversary. Within 30 days after the close of each reporting period, PRUCO OF NJ will send ANNUITY & LIFE RE a statement of account for that period along with payment of the full balance due. On any payment date, monies payable between ANNUITY & LIFE RE and PRUCO OF NJ under this Agreement may be netted to determine the payment due. This offset will apply regardless of the insolvency of either party as described in Section 23. If the statement of account shows a balance due PRUCO OF NJ, ANNUITY & LIFE RE will remit that amount to PRUCO OF NJ within 30 days of receipt of the statement of account. All financial transactions under this Agreement will be in United States dollars. If the reinsurance premium amounts cannot be determined on an exact basis by the dates described below, such payments will be paid in accordance with a mutually agreed upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when such information is available.

      b. FAILURE TO PAY PREMIUMS. If reinsurance premiums are 90 days past due, for reasons other than those due to error or omission as defined below in Section 22, the premiums will be considered in default and ANNUITY & LIFE RE may terminate the reinsurance by providing a 30-day prior written notice, provided payment is not received within that 30-day period. ANNUITY & LIFE RE will have no further liability as of the termination date. PRUCO OF NJ will be liable for the prorated reinsurance premiums to the termination date. PRUCO OF NJ agrees that it will not force termination under the provisions of this paragraph solely to avoid the recapture requirements or to transfer the block of business reinsured to another reinsurer.

            At the end of this 30-day period, ANNUITY & LIFE RE's liability will automatically terminate for all reinsurance on which balances remain due and unpaid, including reinsurance on which balances became due and unpaid during and after the 30-day notice period.

            PRUCO OF NJ may reinstate reinsurance terminated for non-payment of balances due at any time within 60 days following the date of termination. However, ANNUITY & LIFE RE will have no liability for claims incurred between the termination date and the reinstatement date.

      c. PREMIUM ADJUSTMENT. If PRUCO OF NJ overpays a reinsurance premium and ANNUITY & LIFE RE accepts the overpayment, ANNUITY & LIFE RE's acceptance will not constitute or create a reinsurance liability or increase in any existing reinsurance liability. Instead, ANNUITY & LIFE RE will be liable to PRUCO OF NJ for a credit in the amount of the overpayment. If a reinsured policy terminates, ANNUITY & LIFE RE will refund the excess reinsurance premium. This refund will be on a prorated basis without interest from the date of termination of the policy to the date to which a reinsurance premium has been paid.

13.   PREMIUM TAX REIMBURSEMENT

      See Schedule B.

14.   DAC TAX AGREEMENT

      PRUCO OF NJ and ANNUITY & LIFE RE, herein collectively called the "Parties", or singularly the "Party", hereby enter into an election under Treasury Regulations Section 1.848-2(g) (8) whereby:

      a. For each taxable year under this Agreement, the party with the net positive consideration, as defined in the regulations promulgated under Internal Revenue Code Section 848, will


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            capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848 (c) (1);

      b. PRUCO OF NJ and ANNUITY & LIFE RE agree to exchange information pertaining to the net consideration under this Agreement each year to insure consistency or as otherwise required by the Internal Revenue Service;

      c. PRUCO OF NJ will submit to ANNUITY & LIFE RE by May 1 of each year its calculation of the net consideration for the preceding calendar year.

      d. ANNUITY & LIFE RE may contest such calculation by providing an alternative calculation to PRUCO OF NJ in writing within 30 days of ANNUITY & LIFE RE 's receipt of PRUCO OF NJ's calculation. If ANNUITY & LIFE RE does not so notify PRUCO OF NJ, ANNUITY & LIFE RE will report the net consideration as determined by PRUCO OF NJ in ANNUITY & LIFE RE's tax return for the previous calendar year;

      e. If ANNUITY & LIFE RE contests PRUCO OF NJ's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date ANNUITY & LIFE RE submits its alternative calculation. If PRUCO OF NJ and ANNUITY & LIFE RE do not reach agreement on the net amount of consideration within such 30-day period, then the net amount of consideration for such year shall be determined by an independent accounting firm acceptable to both PRUCO OF NJ and ANNUITY & LIFE RE within 20 days after the expiration of such 30-day period.

      f. PRUCO OF NJ and ANNUITY & LIFE RE agree that this election shall first be effective for the 2000 calendar tax year and will be effective for all subsequent taxable years for which this Agreement remains in effect.

      ANNUITY & LIFE RE and PRUCO OF NJ represent and warrant that they are subject to U.S. taxation under either Subchapter L of Chapter 1, or Subpart F of Subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

15.   REPORTS

      The reporting period is shown in Schedule A. For each reporting period, PRUCO OF NJ will submit reports to ANNUITY & LIFE RE with information that is substantially similar to the information displayed in Schedule C.

      In addition, the reports will include a billing and accounting summary and a policy exhibit summary similar to the reports shown in Schedule D.

      Within 15 business days after the end of each calendar year, PRUCO OF NJ will submit a reserve credit summary similar to that shown in Schedule D. PRUCO OF NJ will also submit this reserve credit summary within 10 business days after the end of each other calendar quarter.

16.   RESERVES FOR REINSURANCE

      See Schedule A.

17.   CLAIMS

      a. NOTICE. PRUCO OF NJ will notify ANNUITY & LIFE RE as soon as reasonably possible after PRUCO OF NJ receives a claim for a policy reinsured under this Agreement. After PRUCO OF NJ has received all proper claim proofs and paid the claim, PRUCO OF NJ will send ANNUITY & LIFE RE an itemized statement of the benefits paid by PRUCO OF NJ and all relevant information with respect to the claim including the claim proofs. However,


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            claim proofs will not be required by ANNUITY & LIFE RE if ANNUITY &
            LIFE RE's net amount at risk is less than or equal to $500,000 and PRUCO OF NJ has paid the claim in full. In such cases, PRUCO OF NJ will provide ANNUITY & LIFE RE with the cause of death.

      b. AMOUNT AND PAYMENT OF BENEFITS. As soon as ANNUITY & LIFE RE receives proper claim notice and any required proof of the claim, ANNUITY & LIFE RE will promptly pay the reinsurance benefits due PRUCO OF NJ. PRUCO OF NJ's contractual liability for claims is binding on ANNUITY & LIFE RE. The maximum benefit payable to PRUCO OF NJ under each reinsured policy is the amount specifically reinsured with ANNUITY & LIFE RE.

      c. CLAIM SETTLEMENTS. PRUCO OF NJ will use its standard claim practice and guidelines in the adjudication of all claims on policies reinsured under this Agreement. Until such time as PRUCO OF NJ has systems capability to administer the right of ANNUITY & LIFE RE to opt out of contested claims, claim settlements made by PRUCO OF NJ, including compromises, shall be unconditionally binding on ANNUITY & LIFE RE. ANNUITY & LIFE RE will share in any reduced amount in proportion to its share of the liability.

      d. CLAIM EXPENSES. ANNUITY & LIFE RE will pay its share of reasonable investigation and legal expenses connected with the litigation or settlement of policy claims. ANNUITY & LIFE RE will also pay its share of any interest paid by PRUCO OF NJ on any claim payment. However, claim expenses do not include routine claim and administration expenses, including PRUCO OF NJ's home office expenses. Also, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that PRUCO OF NJ admits are payable are not a claim expense under this Agreement.

      e. EXTRACONTRACTUAL DAMAGES. In no event will ANNUITY & LIFE RE participate in punitive or compensatory damages which are awarded against PRUCO OF NJ as a result of an act, omission or course of conduct committed by PRUCO OF NJ in connection with the insurance under this Agreement. ANNUITY & LIFE RE will, however, pay its share of statutory penalties awarded against PRUCO OF NJ in connection with the insurance reinsured under this Agreement. The parties recognize that circumstances may arise in which equity would require ANNUITY & LIFE RE, to the extent permitted by law, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which ANNUITY & LIFE RE was an active party and in writing either directed, consented to, or ratified the act, omission, or course of conduct of PRUCO OF NJ which ultimately results in the assessment of punitive and/or compensatory damages. In such situations, PRUCO OF NJ and ANNUITY & LIFE RE would share such damages assessed in equitable proportions.

            Routine expenses incurred in the normal settlement of uncontested claims and the salary of an officer or employee of PRUCO OF NJ are excluded from this provision. For purposes of the provision, the following definitions will apply:

            "Punitive Damages" are those damages awarded as a penalty, the amounts of which are not governed or fixed by statute;

            "Statutory Penalties" are those amounts that are awarded as a penalty, but are fixed in amount by statute;

            "Compensatory Damages" are those amounts awarded to compensate for actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.


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18.   MISREPRESENTATION, SUICIDE, AND MISSTATEMENT

      If either a misrepresentation on an application or a death of an insured by suicide results in the return of policy premiums by PRUCO OF NJ under the policy rather than payment of policy benefits, ANNUITY & LIFE RE will refund all of the reinsurance premiums paid for that policy to PRUCO OF NJ. If there is an adjustment for a misrepresentation or misstatement of age or sex, a corresponding adjustment to the reinsurance benefit will be made.

19.   POLICY CHANGES

      a. NOTICE. If a reinsured policy is changed as described below, a corresponding change will be made in the reinsurance for that policy. PRUCO OF NJ will notify ANNUITY & LIFE RE of the change in PRUCO OF NJ's next report as stated in Section 15.

      b. INCREASES. If a request for an increase in the amount of insurance is made for a reinsured policy and the insured meets PRUCO OF NJ's underwriting requirements and PRUCO OF NJ approves the increase under the policy, then the amount of reinsurance under this Agreement will be adjusted as of the effective date of the increase.

            If a request for an increase is made for a reinsured policy and the insured meets PRUCO OF NJ's underwriting requirements and a new policy is issued for the higher amount, then reinsurance under the old policy will cease as of the effective date of the change, and reinsurance under the new policy will commence as of the policy date of the new policy.

            If a request for an increase in a reinsured policy is granted without the insured meeting PRUCO OF NJ's underwriting requirements, then reinsurance on the increase will not be allowed.

            If a request for an increase does not meet all of the terms of automatic reinsurance, then PRUCO OF NJ may apply for facultative obligatory reinsurance or facultative reinsurance as stated in
            Section 8 and Section 9, respectively. When this happens, it is the intent of PRUCO OF NJ to reinsure the entire policy, i.e. the amount before the increase and the amount of increase. If the facultative increase is allowed, the automatic reinsurance on the amount before the increase will be discontinued.

            If a reinsured policy is increased as a result of a conversion from term insurance and the increase is granted without the insured meeting PRUCO OF NJ's underwriting requirements, then reinsurance will cease as of the effective date of the change.

      c. REDUCTION OR TERMINATION. If the amount of insurance on a reinsured policy is reduced, the reinsurance will be reduced proportionately as of the effective date of the reduction.

            If a reinsured policy is terminated, the reinsurance will cease on the date of such termination.

      d. PLAN CHANGES. If a reinsured policy is changed to another plan of insurance that is not currently reinsured under this Agreement as defined in Schedule A, then PRUCO OF NJ will recapture in full the coverage reinsured under this Agreement, and the reinsurance will cease with respect to the policy as of the effective date of the change.

            If a policy that is not reinsured under this Agreement is changed to a plan that is reinsured under this Agreement as defined in Schedule A and the insured has met PRUCO OF NJ's underwriting requirements for the plan change, then reinsurance will commence as of the policy date of the new plan.

      e. DEATH BENEFIT OPTION CHANGES. If the death benefit option under a reinsured policy is changed and the face amount of insurance is either increased or decreased, the net amount at risk reinsured under this Agreement after the change will be the same as before the change.

      f. REDUCED PAID-UP INSURANCE. If any policy reinsured under this Agreement is changed to Reduced Paid-Up Insurance, the net amount at risk reinsured will be adjusted as appropriate and reinsurance will be continued in accordance with the provisions of the underlying policy. Reinsurance payments for the adjusted policy will be calculated using (1) the issue age of the original policy, (2) the duration since issuance of the original policy and (3) the underwriting classification immediately prior to the change to Reduced Paid-Up Insurance.

20.   RECAPTURE

      At any time during the term of the Agreement, PRUCO OF NJ may elect to recapture in full the coverage reinsured under this Agreement following the occurrence of either of the following events: (1) a "Risk Trigger Event" as defined in Schedule A of this Agreement; or (2) a Plan Change as described in Section 19 d. above: or (3) the Reinsurance Premium rates are increased.

      In addition, after the twentieth policy anniversary, PRUCO OF NJ may elect to recapture all or an appropriate portion of the coverage reinsured under this Agreement to reflect increases in the maximum retention limits for PRUCO OF NJ and all of its affiliates, collectively, subsequent to the date of policy issue. These maximum retention limits as of the effective date of this Agreement are equal to the amounts shown in the Risk Retention Limits table shown in Schedule A. The portion of the coverage that may be recaptured would be directly related to the increase in the limits. To illustrate, if the maximum retention limits are increased by 100%, then the portion that may be recaptured from all reinsurers of the policies reinsured under this Agreement would be equal to 100% of the portion of each reinsured policy that is retained by PRUCO OF NJ. Furthermore, the portion that may be recaptured from ANNUITY & LIFE RE would be determined as ANNUITY & LIFE RE's prorata share of the total portion reinsured with all reinsurers.

      If PRUCO OF NJ elects to recapture the risks ceded to ANNUITY & LIFE RE under this Agreement as stated above, it will do so by giving written notice to ANNUITY & LIFE RE. Upon the delivery of such notice, all of the risks previously ceded under each of the policies subject to this Agreement shall be recaptured, effective as of the date specified in PRUCO OF NJ's notice. If PRUCO OF NJ does not specify in the written notice the date that such recapture is to be effective, then the recapture shall be effective immediately upon ANNUITY & LIFE RE's receipt of the notice.

      If a policy is recaptured, ANNUITY & LIFE RE will pay PRUCO OF NJ the unearned reinsurance premium as of the date of recapture. ANNUITY & LIFE RE shall not be liable, under this Agreement, for any claims incurred after the date of recapture.

21.   REINSTATEMENTS

      a. AUTOMATIC REINSTATEMENT. If PRUCO OF NJ reinstates a policy that was originally ceded to ANNUITY & LIFE RE as either automatic reinsurance or facultative obligatory reinsurance using conventional underwriting practices, ANNUITY & LIFE RE's reinsurance for the policy shall be reinstated.

      b. FACULTATIVE REINSTATEMENT. If PRUCO OF NJ has been requested to reinstate a policy that was originally ceded to ANNUITY & LIFE RE as facultative reinsurance and the reinstatement is processed under PRUCO OF NJ's Long Form Reinstatement Process, then PRUCO OF NJ will re-submit the appropriate evidence for the case to ANNUITY & LIFE RE for underwriting approval before the reinsurance can be reinstated.

      c. PREMIUM ADJUSTMENT. Reinsurance premiums for the interval during which the policy was lapsed will be paid to ANNUITY & LIFE RE on a YRT basis by PRUCO OF NJ.

22.   ERRORS AND OMISSIONS

      If either ANNUITY & LIFE RE or PRUCO OF NJ fails to comply with any of the terms of this Agreement and it is shown that the failure was unintentional or the result of a misunderstanding or an administrative oversight on the part of either party, this Agreement will remain in effect. If the failure to comply changes the operation or effect of this Agreement, both parties will be put back to the positions they would have occupied if the failure to comply had not occurred. This section will not apply to any facultative submission until PRUCO OF NJ has mailed the Notification of Reinsurance form to ANNUITY & LIFE RE .

23.   INSOLVENCY

      For the purpose of this Agreement, PRUCO OF NJ or ANNUITY & LIFE RE shall be deemed "insolvent" if it does one or more of the following:

      a. A court-appointed receiver, trustee, custodian, conservator, liquidator, government official or similar officer takes possession of the property or assets of either PRUCO OF NJ or ANNUITY & LIFE RE; or

      b. Either PRUCO OF NJ or ANNUITY & LIFE RE is placed in receivership, rehabilitation, liquidation, conservation, bankruptcy or similar status pursuant to the laws of any state or of the United States; or

      c. Either PRUCO OF NJ or ANNUITY & LIFE RE becomes subject to an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the domicile of PRUCO OF NJ or ANNUITY & LIFE RE, as the case may be.

      In the event that PRUCO OF NJ is deemed insolvent, all reinsurance claims payable hereunder shall be payable by ANNUITY & LIFE RE on the basis of PRUCO OF NJ's liability under the policies reinsured without diminution because of the insolvency of PRUCO OF NJ. Such claims shall be payable by ANNUITY & LIFE RE directly to PRUCO OF NJ, its liquidator or statutory successor. It is understood, however, that in the event of such insolvency, the liquidator or receiver or statutory successor of PRUCO OF NJ shall give written notice to ANNUITY & LIFE RE of the pendency of a claim against ANNUITY & LIFE RE on a risk reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceeding. Such notice shall indicate the policy reinsured and whether the claim could involve a possible liability on the part of ANNUITY & LIFE RE. Failure to give such notice shall not excuse the obligation of ANNUITY & LIFE RE unless it is substantially prejudiced thereby. During the pendency of such claim, ANNUITY & LIFE RE may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses it may deem available to PRUCO OF NJ, its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by ANNUITY & LIFE RE shall be chargeable, subject to court approval, against PRUCO OF NJ as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to PRUCO OF NJ solely as a result of the defense undertaken by ANNUITY & LIFE RE .

      In the event ANNUITY & LIFE RE is deemed insolvent, ANNUITY & LIFE RE will be bound by any legal directions imposed by its liquidator, conservator, or statutory successor. However, and if not in conflict with such legal directions, PRUCO OF NJ shall have the right to cancel this Agreement with respect to occurrences taking place on or after the date ANNUITY & LIFE RE first evidences insolvency. Such right to cancel shall be exercised by providing ANNUITY &

      LIFE RE (or its liquidator, conservator, receiver or statutory successor) with a written notice of PRUCO OF NJ's intent to recapture ceded business. If PRUCO OF NJ exercises such right to cancel and recapture ceded business, such election shall be in lieu of any premature recapture fee. Upon such election, PRUCO OF NJ shall be under no obligation to ANNUITY & LIFE RE , its liquidator, receiver or statutory successor; however, ANNUITY & LIFE RE , its liquidator, receiver or statutory successor shall be liable for all claims incurred prior to the date of recapture.

24.   ARBITRATION

      a. GENERAL. All disputes and differences under this Agreement that cannot be amicably agreed upon by the parties shall be decided by arbitration. The arbitrators will have the authority to interpret this Agreement and, in doing so, will consider the customs and practices of the life insurance and life reinsurance industry. The arbitrators will consider this Agreement as an honorable engagement rather than merely a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The arbitration shall take place within the United States.

      b. NOTICE. To initiate arbitration, one of the parties will notify the other, in writing, of its desire to arbitrate. The notice will state the nature of the dispute and the desired remedies. The party to which the notice is sent will respond to the notification in writing within 10 days of receipt of the notice. At that time, the responding party will state any additional dispute it may have regarding the subject of arbitration.

      c. PROCEDURE. Arbitration will be heard before a panel of three disinterested arbitrators. The arbitrators will be current or former executive officers or employees of life insurance or reinsurance companies; however, these companies will not be either party or any of their reinsurers or affiliates. Each party will appoint one arbitrator. Notice of the appointment of these arbitrators will be given by each party to the other party within 30 days of the date of mailing of the notification initiating the arbitration. These two arbitrators will, as soon as possible, but no longer than 45 days after the date of the mailing of the notification initiating the arbitration, then select the third arbitrator.

            Should either party fail to appoint an arbitrator or should the two initial arbitrators be unable to agree on the choice of a third arbitrator, each arbitrator will nominate three candidates, two of whom the other will decline, and the decision will be made by drawing lots on the final selection. Once chosen, the three arbitrators will have the authority to decide all substantive and procedural issues by a majority vote. The arbitration hearing will be held on the date fixed by the arbitrators at a location agreed upon by the parties. The arbitrators will issue a written decision from which there will be no appeal. Either party may reduce this decision to a judgment before any court that has jurisdiction of the subject of the arbitration.

      d. COSTS. Each party will pay the fees of its own attorneys, the arbitrator appointed by that party, and all other expenses connected with the presentation of its own case. The two parties will share equal cost of the third arbitrator.

25.   GOOD FAITH; FINANCIAL SOLVENCY

      Each party agrees that all matters with respect to this Agreement require its utmost good faith. Each party or its representatives has the right at any reasonable time to inspect the other's records relating to this Agreement.

      Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party agrees to promptly notify the other if it is subsequently financially impaired. ANNUITY & LIFE RE has entered into this Agreement in reliance upon PRUCO OF NJ's representations and warranties. Each party affirms that it has and will continue to disclose all matters material to this Agreement and each cession. Examples of such matters are a material change in underwriting or issue practices or philosophy, or a change in each party's ownership or control.

      PRUCO OF NJ acknowledges that ANNUITY & LIFE RE is neither a licensed nor an accredited reinsurer under the applicable laws and regulations of New Jersey. However, to enable PRUCO OF NJ to take the maximum credit for the risks ceded under this Agreement on its statutory financial statements, ANNUITY & LIFE RE has agreed to furnish and maintain during the life of this Agreement one or more letters of credit in accordance with the applicable provisions of Sections 29 and 30 below. ANNUITY & LIFE RE acknowledges that PRUCO OF NJ is entering into this Agreement in reliance upon ANNUITY & LIFE RE's obligations with respect to furnishing and maintaining the letter(s) of credit as described in Sections 29 and 30 below. ANNUITY & LIFE RE further agrees that PRUCO OF NJ's right of recapture under Section 20 of this Agreement will be triggered if, at any point in the future, ANNUITY & LIFE RE fails to satisfy any of its obligations with respect to furnishing and maintaining, during the life of this Agreement, the letters of credit in strict accordance with the applicable provisions of Sections 29 and 30 below.

26.   MEDICAL INFORMATION BUREAU

      ANNUITY & LIFE RE is required to strictly adhere to the Medical Information Bureau Rules, and PRUCO OF NJ agrees to abide by these Rules, as amended from time to time. PRUCO OF NJ will not submit a preliminary notice, application for reinsurance, or reinsurance cession to ANNUITY & LIFE RE unless PRUCO OF NJ has a signed, currently required Medical Information Bureau authorization.

27.   GOVERNING LAW

      This Agreement shall be governed by the laws of the State of New Jersey without giving effect to the principles of conflicts of laws thereof.

28.   ASSIGNMENT

      This Agreement is not assignable by either party except by the express written consent of the other.

29.   PROVISION FOR BERMUDA DOMICILED ANNUITY & LIFE RE

      a. All applicable Federal Excise Taxes assessed to, and paid by, PRUCO OF NJ relative to ANNUITY & LIFE RE's portion of the reinsurance risks under this Agreement will be reimbursed by ANNUITY & LIFE RE to PRUCO OF NJ.

      b. The impact of the timing of the DAC Tax payments made by PRUCO OF NJ as a result of ANNUITY & LIFE RE being a BERMUDA domiciled reinsurer and not a U.S. domiciled reinsurer will be paid by ANNUITY & LIFE RE.

      c. ANNUITY & LIFE RE shall apply for, provide to PRUCO OF NJ, and maintain during the entire term of this Agreement, one or more letters of credit with respect to all the amounts recoverable from ANNUITY & LIFE RE under this Agreement (collectively, the "Letters of Credit"). The Letters of Credit must satisfy each of the requirements set forth in Section 30 below.

      d.    ANNUITY & LIFE RE agrees to the following:

            i. Submit to the jurisdiction of an alternative dispute resolution panel or court of competent jurisdiction within the United States;

            ii. Comply with all requirements necessary to give such court or panel jurisdiction;

            iii. Designate an agent upon whom service of process may be effected; and

            iv.   Abide by the final decision of such court or panel.

30.   LETTER OF CREDIT PROVISIONS

      a. ANNUITY & LIFE RE is obtaining, providing to PRUCO OF NJ, and maintaining during the entire term of this Agreement, the Letters of Credit in order to enable PRUCO OF NJ to take the maximum credit for the risks ceded under this Agreement on its statutory financial statements. As such, each of the Letters of Credit must individually satisfy the requirements of Subsections 30 b., 30 c. and 30 d. below and all of the Letters of Credit collectively must satisfy the requirements of Subsections 30 e. and 30 f. below. In addition, each Letter of Credit individually and all of the Letters of Credit collectively must satisfy any other applicable legal or regulatory requirements of New Jersey that must be complied with in order to ensure that PRUCO OF NJ is entitled to take the maximum credit for the risks ceded under this Agreement on its statutory financial statements, given that ANNUITY & LIFE RE is neither a licensed nor an accredited reinsurer under the applicable laws and regulations of New Jersey.

      b. Each of the Letters of Credit must: (I) be an original and signed by an authorized official of the issuing bank or an authorized official of the confirming bank (in the case of a confirmation meeting the requirements of this Section); (II) contain an issuance date and contain an expiry date that is no earlier than one calendar year from the issuance date; (III) be issued or confirmed by a "Qualified Bank" (as defined in subsection 30c. below); (IV) be issued on behalf of ANNUITY & LIFE RE as the "Applicant" and include such indication in a boxed area that states it is "For Internal Identification Purposes Only" (or similar words to that effect) and that does not affect the terms of the Letter of Credit or the bank's obligations thereunder; (V) be issued to PRUCO OF NJ as "Beneficiary" and expressly indicate in the body of the Letter of Credit that the definition of the "Beneficiary" under the Letter of Credit includes any successor by operation of law of PRUCO OF NJ, including, without limitation, any liquidator, rehabilitator, receiver, or conservator for PRUCO OF NJ; (VI) be issued, presentable and payable at an office of the issuing or confirming bank within the United States; (VII) be "clean and unconditional" (meaning that the Letter of Credit makes no reference to any other agreement, document or entity and provides that the Beneficiary need only draw a sight draft under the Letter of Credit or confirmation and present it to promptly obtain funds and that no other document need be presented); (VIII) contain a statement that it is not subject to any agreement, condition or qualification outside the Letter of Credit itself; (IX) contain a statement to the effect that the obligation of the issuing bank under the Letter of Credit is an individual obligation of such bank and is in no way contingent upon reimbursement with respect thereto; (X) be irrevocable and contain an "evergreen clause" (meaning that the letter of credit or confirmation cannot be revoked prior to its expiry date and that it will automatically renew prior to the occurrence of the expiry date unless written notice sent by U.S. registered mail has been delivered to PRUCO OF NJ as Beneficiary at the notice address stipulated in subsection d. of this Section 30 not less than 30 days prior to the expiry date); (XI) state that it is subject to and governed by the laws of the State of New Jersey and the 1993 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 500) and that, in the event of any conflict, the laws of the State of New Jersey will control; and (XII) contain a provision for an extension of time, of not less than 30 days after resumption of business, to draw against the Letter of Credit in the event that one or more of the occurrences described in article 17 of Publication 500 occurs.

      c. As used in Subsection 30 b. above, the term "Qualified Bank" shall mean a bank or trust company that: (I) is organized and existing, or in the case of a branch or agency office of a foreign banking organization is licensed, under the laws of the United States or any state thereof; (II) is regulated, supervised and examined by United States Federal or state authorities having regulatory authority over banks and trust companies; (III) is determined by the Securities Valuation Office of the National Association of Insurance Commissioners to meet such standards of financial condition and standing as are considered necessary and appropriate to regulate the quality of banks and trust companies whose letters of credit will be acceptable to insurance regulatory authorities; (IV) is not a foreign branch office of a bank or trust company organized and existing in the United States; and (V) is not a parent, subsidiary or affiliate of PRUCO OF NJ or ANNUITY & LIFE RE.

      d. Each Letter of Credit must indicate that notices of non-renewal will be sent to the following address, or such other address as may be indicated in a notice sent by PRUCO OF NJ to the issuing or confirming bank:

                  Chief Actuary
                  PRUCO OF NJ Life Insurance Company
                  213 Washington Street
                  Newark, New Jersey  07102-2992

      e. All of the Letters of Credit must, in the aggregate, provide for a maximum amount that can be drawn thereunder of a sum that is at least as great as PRUCO OF NJ has indicated will be required under this Agreement and all other related reinsurance agreements between ANNUITY & LIFE RE and PRUCO OF NJ or any affiliate of PRUCO OF NJ. Approximately one month before the end of each calendar quarter, PRUCO OF NJ will indicate to ANNUITY & LIFE RE the aggregate coverage amount needed under all of the Letters of Credit as well as any other information necessary for ANNUITY & LIFE RE to provide PRUCO OF NJ the required Letters of Credit prior to end of each calendar quarter. The cost for all Letters of Credit furnished and maintained under this Agreement will be borne solely by ANNUITY & LIFE RE.

      f. ANNUITY & LIFE RE and PRUCO OF NJ agree that any or all of the Letters of Credit provided by ANNUITY & LIFE RE pursuant to the provisions of this Agreement may be drawn upon in full or in part at any time, notwithstanding any other provisions in this Agreement, and may be utilized by PRUCO OF NJ or any successor by operation of law of PRUCO OF NJ including, without limitation, any liquidator, rehabilitator, receiver or conservator of PRUCO OF NJ for any of the following purposes:

            i. to reimburse PRUCO OF NJ for ANNUITY & LIFE RE's share of premiums returned to the owners of policies reinsured under the reinsurance agreement on account of cancellations of such policies;

            ii. to reimburse PRUCO OF NJ for ANNUITY & LIFE RE's share of benefits or losses paid by PRUCO OF NJ under the terms and provisions of the policies reinsured under this Agreement;

            iii. to fund an account with PRUCO OF NJ in an amount at least equal to the deduction, for reinsurance ceded, from PRUCO OF NJ's liabilities for policies ceded under this Agreement. Such amount shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premiums; and

            iv.   to pay any other amounts PRUCO OF NJ claims are due under this
                  Agreement:

                  All of the foregoing will be applied without diminution because of insolvency on the part of PRUCO OF NJ or ANNUITY & LIFE RE.

      g. ANNUITY & LIFE RE further acknowledges and agrees that PRUCO OF NJ or any successor by operation of law of PRUCO OF NJ including, without limitation, any liquidator, rehabilitator, receiver or conservator of PRUCO OF NJ may draw upon any or all of the Letters of Credit in full or in part in the event that: (I) a notice of cancellation or non-renewal has been issued by the issuing or confirming bank under any of the Letters of Credit and ANNUITY & LIFE RE has not obtained one or more replacement letters of credit that satisfy all of the applicable requirements of this Section 30 by that date which is ten days prior to the earliest expiry date of the Letter of Credit or Letters of Credit as to which notice of cancellation or non-renewal has been sent; or (II) the maximum amount that may be drawn -- under any of the Letters of Credit has been reduced other than in accordance with PRUCO OF NJ's direction or PRUCO OF NJ has communicated to ANNUITY & LIFE RE in accordance with the provisions of Subsection 30 e. above a need to increase the aggregate amount available under all of the Letters of Credit and ANNUITY & LIFE RE has not obtained one or more replacement Letters of Credit or one or more additional Letters of Credit so that all issued and outstanding Letters of Credit that will remain in effect provide for coverage in an amount sufficient to meet the requirements of Subsection 30 e. above.

In witness of the above, PRUCO OF NJ and ANNUITY & LIFE RE have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of April 30, 2000.

PRUCO LIFE INSURANCE COMPANY OF             ANNUITY & LIFE REASSURANCE, LTD
NEW JERSEY


By:                                         By:
      ------------------------------              ------------------------------


Title:                                      Title:
      ------------------------------              ------------------------------


Date:                                       Date:
      ------------------------------              ------------------------------




By:                                         By:
      ------------------------------              ------------------------------


Title:                                      Title:
      ------------------------------              ------------------------------


Date:                                       Date:
      ------------------------------              ------------------------------

                                   SCHEDULE A

                              REINSURANCE COVERAGE

--------------------------------------------------------------------------------

1.    PLANS REINSURED:

      This Agreement covers the following plans:

      o PruLife Universal (UL) - Policies issued by PRUCO OF NJ (Form Number UL-2000 and all state variations)

      o PruLife Custom Premier (VUL II) - Policies issued by PRUCO OF NJ (Form Number VUL-2000 and all state variations)

      o Target Term Rider (TTR) issued by PRUCO OF NJ (currently available on VUL II policies)

      Excluded from reinsurance under this Agreement are the Waiver of Premium and Accidental Death Benefits included in the above reinsured policies. Also excluded from reinsurance under this Agreement are riders that provide additional life insurance on the lives of any dependent children of the policyholder. Included under this Agreement is the Living Needs Benefit rider.

2.    AUTOMATIC PORTION REINSURED:

      US/Canadian Residents

      ANNUITY & LIFE RE will automatically reinsure an amount equal to 20% of the net amount at risk related to the face amount of insurance.

      The net amount of risk is determined as of the issue date and each subsequent policy anniversary and is defined as the death benefit minus the contract fund.

      Non US/Canadian Residents

      ANNUITY & LIFE RE will automatically reinsure an amount equal to 20% of the net amount at risk related to the face amount of insurance.

3.    AUTOMATIC RETENTION LIMIT:

      PRUCO OF NJ will retain at least 10% of each policy. PRUCO OF NJ may cede up to 70% of each policy on a first-dollar quota share basis to other reinsurers.

4.    AUTOMATIC ACCEPTANCE LIMIT:

      For any policy to be reinsured under automatic reinsurance, the face amount will not exceed the amounts in the following tables:

      US/Canadian Residents - No Foreign Travel

      ================================================================
      Issue Age of Insured    Pref. Best - Class D        Class E - H
      ----------------------------------------------------------------
        Ages:   18 - 65           $ 50,000,000            $ 35,000,000
      ----------------------------------------------------------------
                66 - 70           $ 40,000,000            $ 25,000,000
      ----------------------------------------------------------------
                71 - 75           $ 35,000,000            $ 15,000,000
      ----------------------------------------------------------------
                76 - 77           $ 15,000,000            $ 10,000,000
      ----------------------------------------------------------------
                78 - 80           $ 10,000,000            $ 5,000,000
      ----------------------------------------------------------------
                81 - 85           $ 5,000,000                 None
      ----------------------------------------------------------------
                86 - 90           $ 1,500,000                 None
      ================================================================

      US/Canadian Residents - Foreign Travel

      ======================================================================
                      Pref. Best - Class C     Class D - E      Greater than
                                                                  Class E
      ----------------------------------------------------------------------
      Ages: 18 - 70      $ 10,000,000          $ 7,500,000         None
      ----------------------------------------------------------------------
            71 - 75      $  7,500,000          $ 5,000,000         None
      ----------------------------------------------------------------------
            76 - 90      None                  None                None
      ======================================================================

      Non US/Canadian Residents

      ======================================================================
                     Pref. Best - Class C     Class D - E       Greater than
                                                                  Class E
      Ages: 18 - 70     $ 20,000,000           $ 15,000,000        None
            71 - 75     $ 15,000,000           $ 10,000,000        None
            76 - 90     None                   None                None
      ======================================================================

5.    JUMBO LIMIT:

      For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies will not exceed the following amounts:

      US/Canadian Residents- No Foreign Travel

            $50,000,000 for all ages and rating classes.

      US/Canadian Residents - Foreign Travel

            $35,000,000 for issue ages through age 75 and rating classes through class E. $0 for issue ages over 75 or rating classes higher than E.

      Non US/Canadian Residents

            $35,000,000 for issue ages through age 75 and rating classes through class E. $0 for issue ages over 75 or rating classes higher than E.

6.    OCCUPATION EXCLUSION LIST FOR AUTOMATIC REINSURANCE

      o     Entertainers

      o     High Profile Athletes

7.    REPORTING PERIOD:

      The reporting period will be monthly.

8.    MINIMUM CESSION:

      The minimum amount per cession that can be reinsured with ANNUITY & LIFE RE is $10,000.

9.    RESERVES FOR REINSURANCE:

      The reinsurance reserve is the one-year term reserve on the portion of each policy reinsured. This reserve will be calculated using 1980 CSO ultimate mortality and 4 1/2 % interest.

10.   RISK TRIGGER EVENT:

      A "Risk Trigger Event" means that any of the following has occurred:

      (1) ANNUITY & LIFE RE does not have statutory surplus of at least $300 million;

      (2) ANNUITY & LIFE RE has failed to satisfy any of its obligations with respect to furnishing and maintaining, during the life of this Agreement, the Letters of Credit in strict accordance with the applicable provisions of Sections 29 and 30 of this Agreement; or

      (3) ANNUITY & LIFE RE no longer has in effect a Qualified Rating (as defined below) from at least one of the Major Rating Agencies shown in the chart below, which is at least as high as the minimum levels shown:

            =================================================================
            Major Rating Agency                  Minimum Applicable Rating:
            =================================================================
            Fitch IBCA, Duff & Phelps           A rating of "BBB+" or higher.
            -----------------------------------------------------------------
            Moody Investor Services, Inc.       A rating of "Baa1" or higher.
            -----------------------------------------------------------------
            Standard & Poors Corporation        A rating of "BBB+" or higher.
            =================================================================

      "Qualified Rating" shall mean the issuance of an insurance company long-term, financial strength rating from one or more of the Major Rating Agencies that remains in effect, that has not been suspended or withdrawn, and that was issued as a result of the full interactive ratings review process (including interviews with senior management) by the Major Rating Agency in question. (Use of the modifiers "Q" or "Pi" by S&P or any similar indication that a rating is a "qualified" or "limited" rating by any other of the Major Rating Agencies means that the rating does not constitute a "Qualified Rating" for purposes of this Agreement.)

11.   RISK RETENTION LIMITS:

      The total amount of insurance in force and applied for on an individual life for PRUCO OF NJ and its affiliates will not exceed the risk retention limits in the following table.

         ================================================================
         Issue Age of Insured    Pref. Best - Class D         Class E - H
         ----------------------------------------------------------------
             Ages:  18 - 65          $ 10,000,000            $ 10,000,000
         ----------------------------------------------------------------
                    66 - 70          $ 10,000,000            $ 10,000,000
         ----------------------------------------------------------------
                    71 - 75          $ 10,000,000            $ 10,000,000
         ----------------------------------------------------------------
                    76 - 77          $ 10,000,000            $  5,000,000
         ----------------------------------------------------------------
                    78 - 80          $  5,000,000            $  2,500,000
         ----------------------------------------------------------------
                    81 - 85          $  2,500,000            $  1,000,000
         ----------------------------------------------------------------
                    86 - 90          $  1,000,000               None
         ================================================================

                                   SCHEDULE B

                 AUTOMATIC AND FACULTATIVE REINSURANCE PREMIUMS

1.    STANDARD ANNUAL REINSURANCE PREMIUMS

      The standard annual reinsurance premiums per $1,000 of net amount at risk for (1) all cessions of automatic reinsurance and facultative obligatory reinsurance and (2) all cessions of facultative reinsurance in the amount of $2 million or less will be the product of the rates in the table attached to this Schedule B and the following factors:

      ==============================================================
      Face amounts $100,000 and greater AND issue age 18 and greater
      --------------------------------------------------------------
        Rating Class                         Factor
      --------------------------------------------------------------
             1                                .315
      --------------------------------------------------------------
             2                                .384
      --------------------------------------------------------------
             3                                .493
      --------------------------------------------------------------
             4                                .633
      --------------------------------------------------------------
             5                               1.028
      --------------------------------------------------------------
             6                               1.295
      ==============================================================

      ==============================================================
          Face amount less than $100,000 OR issue age less than 18
      --------------------------------------------------------------
         Rating Class                         Factor
      --------------------------------------------------------------
             1                                  N/A
      --------------------------------------------------------------
             2                                  N/A
      --------------------------------------------------------------
             3                                  N/A
      --------------------------------------------------------------
             4                                 .705
      --------------------------------------------------------------
             5                                  N/A
      --------------------------------------------------------------
             6                                1.473
      ==============================================================

      The standard annual reinsurance premiums per $1,000 for cessions of facultative obligatory reinsurance and facultative reinsurance in excess of $2 million will be the product of the rates in the table attached to this Schedule B and the following factors:

      ==============================================================
         Rating Class                         Factor
      --------------------------------------------------------------
                  1                             .350
      --------------------------------------------------------------
                  2                             .420
      --------------------------------------------------------------
                  3                             .540
      --------------------------------------------------------------
                  4                             .700
      --------------------------------------------------------------
                  5                            1.130
      --------------------------------------------------------------
                  6                            1.420
      ==============================================================

2.    SUBSTANDARD ANNUAL REINSURANCE PREMIUMS

      Substandard extra premiums are available on classes 4 and 6 (Non-Smoker and Smoker). For substandard issues, the substandard extra reinsurance premium (plus any flat extra) is payable for 20 years. After this period, the base reinsurance premium (plus any flat extra) is payable until the end of the premium paying period.

      The substandard extra annual reinsurance premiums per $1,000 for substandard issues will be the product of the base reinsurance premiums per $1,000 and the factor for the appropriate rating class.

      Note that this is the total premium per $1,000, including both the base and substandard premium.

      The factors are as follows:

      ==============================================================
            Rating Class                       Factor
      --------------------------------------------------------------
                  A                             1.40
      --------------------------------------------------------------
                  B                             1.65
      --------------------------------------------------------------
                  C                             1.90
      --------------------------------------------------------------
                  D                             2.25
      --------------------------------------------------------------
                  E                             2.75
      --------------------------------------------------------------
                  F                             3.25
      --------------------------------------------------------------
                  G                             3.75
      --------------------------------------------------------------
                  H                             4.50
      ==============================================================

3.    FLAT EXTRA REINSURANCE PREMIUMS

      The flat extra reinsurance premium per $1,000 will be the product of flat extra premiums charged by PRUCO OF NJ and the factors in the following table:

      ==============================================================
         Permanent Flat Extra Premiums (i.e., for more than 5
                           years duration)
      --------------------------------------------------------------
             First year                      .25
      --------------------------------------------------------------
            Renewal year                     .90
      ==============================================================

      ==============================================================
           Temporary Flat Extra Premiums (i.e., for 5 years
                          duration or less)
      --------------------------------------------------------------
                All years                       .90
      ==============================================================

4.    AGE BASIS

      Age Last Birthday.

5.    PREMIUM TAXES

      Premium taxes are not reimbursed.


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